Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 27 DATED JANUARY 16, 2015
TO THE PROSPECTUS DATED APRIL 25, 2014
This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated April 25, 2014, as supplemented by supplement no. 12 dated September 10, 2014, supplement no. 22 dated December 11, 2014 and supplement no. 26 dated January 6, 2015. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose distributions declared for the period from February 2015 through March 2015.
Distributions Declared for the Period from February 2015 through March 2015
On January 15, 2015, our board of directors declared distributions based on daily record dates for the period from February 1, 2015 through February 28, 2015, which we expect to pay in March 2015, and distributions based on daily record dates for the period from March 1, 2015 through March 31, 2015, which we expect to pay in April 2015.  Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan.
Distributions for these periods are calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on the original offering price of $10.00 per share or a 6.18% annualized rate based on the current offering price of $10.51 per share in this primary offering.

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